Exhibit 99.1

Investor Contact:	Bradley D. Lehan
(904) 996-2817

Florida East Coast Industries’ Shareholders Approve Merger With Company Formed by Funds

Managed by Fortress Investment Group LLC

JACKSONVILLE, Fla.— July 25, 2007 — Florida East Coast Industries, Inc. (“FECI”) (NYSE:FLA) announced today that its shareholders voted at a special meeting of shareholders yesterday to adopt and approve the previously announced merger agreement providing for the acquisition of FECI by a company formed by certain private equity funds managed by affiliates of Fortress Investment Group LLC (“Fortress”). Over 98.8% of the total shares that voted were in favor of the transaction.

FECI’s shareholders are entitled to receive $62.50 per share in cash pending the satisfaction of certain closing conditions under the merger agreement. The Board of Directors of FECI also declared a one-time, special cash dividend of $21.50 per share on all issued and outstanding common stock, payable today, on July 25, 2007 to shareholders of record of such stock at the close of business on July 24, 2007. Closing of the merger transaction is expected to take place on or about July 26, 2007.

FECI’s obligation to pay the special cash dividend is subject to certain remaining conditions including, among others, the availability of financing sufficient to pay the dividend and confirmation from Fortress that the financing necessary to consummate the merger is available. In declaring the special cash dividend, FECI’s Board of Directors reserved the right to modify the record date with respect to, and the payment date of, the special cash dividend as it, in its sole and absolute discretion, deems appropriate.

About Fortress Investment Group LLC.

Fortress Investment Group, founded in 1998, is a leading global alternative asset manager with approximately $36 billion in assets under management as of March 31, 2007. Fortress raises, invests, and manages private equity funds, hedge funds and publicly traded alternative investment vehicles.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate operation, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (includes Flagler’s wholly-owned portfolio, as well as approximately 10.5 million square feet for third parties) services and owns 846 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company’s website at www.feci.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements regarding the payment of the special dividend and the consummation of the merger transaction pursuant to which Florida East Coast Industries, Inc. is to be acquired by a company formed by certain private equity funds managed by affiliates of Fortress Investment Group LLC, each of which is subject to certain conditions precedent, and other statements that are not historical facts. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Fortress Investment Group and Florida East Coast Industries, Inc. can give no assurance that these expectations will be attained. Such forward-looking statements speak only as of the date of this press release. Fortress Investment Group and Florida East Coast Industries, Inc. expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Fortress Investment Group or Florida East Coast Industries, Inc.’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based. Please refer to the reports filed by Fortress Investment Group and Florida East Coast Industries, Inc. with the Securities and Exchange Commission which contain additional important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained in this press release.